Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Wednesday, December 5, 2018	Investor Relations Contact: Daniel Wong (808) 835-3700 Investor.Relations@HawaiianAir.com Media Relations Contact: Alex Da Silva (808) 835-3712 Alex.DaSilva@HawaiianAir.com
Hawaiian Airlines Reports November 2018 Traffic Statistics and Updates Expected Fourth Quarter Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA) (“Hawaiian” or the “Company”), today announced its system-wide traffic statistics for the month ended November 30, 2018. It also updated its expectations for certain fourth quarter financial metrics.

Hawaiian welcomed more than 937,000 guests in November 2018, a decrease of 0.8 percent over the same period last year. Total traffic (revenue passenger miles) increased 2.8 percent on an increase of 5.0 percent in capacity (available seat miles). Load factor decreased 1.8 points to 84.1 percent.

The table below summarizes November and year-to-date traffic statistics compared to the respective prior-year periods.

SYSTEM-WIDE OPERATIONS1

NOVEMBER	2018	2017	% CHANGE
PAX	937,815	945,568	(0.8%)
RPMS (000)	1,365,133	1,327,946	2.8%
ASMS (000)	1,622,929	1,546,170	5.0%
LF	84.1%	85.9%	(1.8) pts.

YEAR-TO-DATE	2018	2017	% CHANGE
PAX	10,858,607	10,504,678	3.4%
RPMS (000)	15,747,820	14,928,462	5.5%
ASMS (000)	18,434,777	17,361,329	6.2%
LF	85.4%	86.0%	(0.6) pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1Includes the operations of contract carriers under capacity purchase agreements.

Fourth Quarter 2018 Outlook

The Company has revised its expectations for the quarter ending December 31, 2018 that were previously provided on October 28, 2018.

The Company lowered its expectations for revenue per ASM (RASM) primarily due to lower than expected market pricing on its North America routes, and lower than expected demand within its Neighbor Island network, primarily to Hawai'i Island. Year-over-year visitor growth from North America to Hawai'i remains positive, but at a slower pace than industry capacity growth.

The Company also lowered its expectations for costs per ASM (CASM) excluding fuel primarily due to non-recurring offsets to maintenance costs, and lower than expected benefits expense and project-related administrative costs.

The table below summarizes the Company’s revised expectations for the quarter ending December 31, 2018, expressed as an expected percentage change compared to the results for the quarter ended December 31, 2017.

Item	Original Fourth Quarter 2018 Guidance	Revised Fourth Quarter 2018 Guidance	GAAP Equivalent	Original GAAP Fourth Quarter 2018 Guidance	Revised GAAP Fourth Quarter 2018 Guidance
Operating revenue per available seat mile (ASM)	Down 2.5% - Up 0.5%	Down 3.0 – 5.0%
Cost per ASM (CASM) excluding aircraft fuel (a)	Down 2.0% - Up 1.0%	Down 1.0 – 3.0%	Cost per ASM	Up 2.3 – 5.8%	Up 0.6 – 3.3%

(a) See Non-GAAP Financial Reconciliations for a reconciliation of GAAP operating expenses to operating expenses excluding aircraft fuel

Non-GAAP Financial Reconciliations

Operating Costs per Available Seat Mile (CASM)
(in thousands, except CASM data) (unaudited)

	Estimated three months ending December 31, 2018
GAAP operating expenses	$616,369		to	$644,904
Less: aircraft fuel, including taxes and delivery	(147,524)		to	(157,235)
Adjusted operating expenses - excluding aircraft fuel	468,844		to	487,669
Available Seat Miles	5,013,951		to	5,109,912
CASM – GAAP	12.29	¢	to	12.62	¢
Less: aircraft fuel	(2.940)		to	(3.080)
CASM - excluding aircraft fuel	9.35	¢	to	9.54	¢

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 14 years (2004-2017) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawai‘i.

Now in its 90th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (12) than any other airline, along with service from Japan, South Korea, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 170 jet flights daily between the Hawaiian Islands, with a total of more than 250 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian's Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian's LinkedIn page.

For media inquiries, please visit Hawaiian Airlines' online newsroom.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance.  Such forward-looking statements include, without limitation, the Company’s expectations regarding operating revenue per available seat mile, cost per available seat mile, and cost per available seat mile excluding fuel for the quarter ending December 31, 2018; and statements as to other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing.  Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the Company’s ability to accurately forecast quarterly and annual results; economic volatility; macroeconomic developments; political developments; the price and availability of aircraft fuel; fluctuations in demand for transportation in the markets in which the Company operates, including due to the occurrence of natural disasters, such as hurricanes, earthquakes and tsunamis; the Company’s dependence on tourist travel; labor negotiations and related developments; competitive pressures, including the potential impact of rising industry capacity between North America and Hawai‘i; the Company's ability to continue to generate sufficient cash flow to support the payment of a quarterly dividend; changes in the Company's future capital needs; foreign currency exchange rate fluctuations; and the Company’s ability to implement its growth strategy.

The risks, uncertainties and assumptions referred to above that could cause the Company’s results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this document are based on information available to the Company on the date hereof.  The Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.